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                                                                    Exhibit 99.7
                           EXCHANGE AGENT AGREEMENT
                           ------------------------


          AGREEMENT dated as of September 14, 1995 between Cytogen Corporation, a Delaware corporation ("Cytogen"), and Mellon Securities Trust Company, a New York trust company ("Mellon").

          WHEREAS, Cytogen, Cellcor Acquisition Corp., a Delaware corporation (the "Merger Subsidiary"), and Cellcor, Inc., a Delaware corporation ("Cellcor"), are parties to an Agreement and Plan of Merger dated June 15, 1995, as amended (the "Merger Agreement"), pursuant to which, (i) Cellcor will be merged with and into the Merger Subsidiary (the "Merger"), and the Merger Subsidiary will change its name to Cellcor, Inc., and (ii) each then outstanding share of Cellcor common stock, par value $.01 per share ("Cellcor Common Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive .60 shares of Cytogen common stock, par value $.01 per share ("Cytogen Common Stock"), and each then outstanding share of Cellcor Convertible Preferred Stock, par value $.01 per share ("Cellcor Preferred Stock") (other than shares held by Cellcor as treasury stock or by Cytogen or the Merger Subsidiary), will be converted into the right to receive 218.94 shares of Cytogen Common Stock (together with any cash payable in lieu of fractional shares of Cytogen Common Stock, collectively, the "Merger Consideration").

          WHEREAS, the Merger is subject to the satisfaction or waiver of certain conditions to the closing set forth in the Merger Agreement, including that (i) Cytogen stockholders approve the issuance of Cytogen Common Stock in the Merger, and (ii) the holders of a majority of the outstanding shares of Cellcor Common Stock and the holders of 66-2/3% of the outstanding shares of Cellcor Preferred Stock, voting separately as two classes, approve the Merger.

          WHEREAS, Cytogen desires to retain Mellon to serve as the exchange agent (the "Exchange Agent") with respect to the surrender of certificates representing Cellcor Common Stock and Cellcor Preferred Stock in exchange for the Merger Consideration pursuant to the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1.   The Merger. Upon satisfaction or waiver of each of the conditions to
          -----------
the Merger set forth in the Merger Agreement, Cellcor will be merged with and into the Merger Subsidiary. The
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time at which the Merger will become effective is hereinafter referred to as the
"Effective Time." The Exchange Agent will be informed by Cytogen of the occurrence of the Effective Time on such date. In carrying out its duties as Exchange Agent in connection with the Merger, the Exchange Agent is to act in accordance with the following:

     (a) As soon as practicable after the Effective Time, the Exchange Agent will mail by first class mail to each holder of record of Cellcor Common Stock and Cellcor Preferred Stock as of the Effective Time (collectively, the "Cellcor Stockholders") the following materials:

               (i) A letter substantially in the form attached hereto as Exhibit A, dated the date of the Effective Time, advising Cellcor Stockholders that the Merger has become effective and describing how such Cellcor Stockholders may exchange their shares of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be (collectively, the "Former Shares"), for the Merger Consideration.

              (ii) A Letter of Transmittal substantially in the form attached hereto as Exhibit B, to be executed by Cellcor Stockholders and returned to the Exchange Agent with such holders' certificates representing shares of Cellcor Common Stock or Cellcor Preferred Stock.

             (iii)    Return envelopes addressed to the Exchange Agent.

     (b) The Exchange Agent is to examine the Letters of Transmittal and certificates for the Former Shares received by it to ascertain whether the Letters of Transmittal are filled out and executed in accordance with instructions set forth therein and that certificates for the Former Shares represent validly issued and outstanding Cellcor Common Stock or Cellcor Preferred Stock, as the case may be. In each case where the Letter of Transmittal has been improperly filled out or executed or, for any other reason, is not in proper form, or some other irregularity exists, the Exchange Agent will endeavor to take such action as may be necessary to cause such irregularity to be corrected. All questions as to the form of documents

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          and the eligibility for exchange of Cellcor Common Stock or Cellcor
          Preferred Stock, as the case may be, in connection with the Merger will be determined by Cytogen, in its sole discretion, which determination shall be final and binding.

          With the written approval of any of the employees of Cytogen identified or named in Section 6(a) of this Agreement, or any other person designated by Cytogen, the Exchange Agent is authorized to waive irregularities in connection with the exchange of the Former Shares pursuant to the Merger.

     (c) The Exchange Agent will issue, register, countersign and mail by first-class mail, insured under a blanket surety bond protecting the Exchange Agent and Cytogen from loss or liability arising out of non-receipt or non-delivery (or by registered mail insured separately), to the Cellcor Stockholders submitting (i) valid certificates for Cellcor Common Stock accompanied by properly executed Letters of Transmittal, certificates for whole shares of Cytogen Common Stock in the number equal to the product of (x) the number of shares of Cellcor Common Stock for which certificates are surrendered and (y) .60 and (ii) valid certificates for Cellcor Preferred Stock accompanied by properly executed Letters of Transmittal, certificates for whole shares of Cytogen Common Stock in the number equal to the product of (x) the number of shares of Cellcor Preferred Stock for which certificates are surrendered and (y) 218.94, along with any checks for Fractional Proceeds (as defined in Section 1(d) hereof) and any Post-Merger Distributions (as defined in, and as provided for, in Section 1(e) hereof), and will cancel the Former Shares so surrendered, all in accordance with Section 2.2 of the Merger Agreement. The Exchange Agent will establish a stockholder register file consisting of an open stockholder account detail for those holders remaining on the stockholder register of Bank of Boston, Cellcor's transfer agent at the Effective Time (the "Share Register"), and debit the share certificates from the register as they are presented for exchange.

     (d) With respect to any fractional share interests created when the number of shares of Cytogen Common Stock issuable to any Cellcor Stockholder exchanging Former

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          Shares are not whole shares (after taking into account all certificates representing Cellcor Common Stock or Cellcor Preferred Stock delivered by a holder) (such holder, a "Fractional Stockholder"), no fractional shares to which such Fractional Stockholders would otherwise be entitled will be issued and in lieu thereof, the Exchange Agent, as agent for the Fractional Stockholders, will remit to each Fractional Stockholder cash in lieu of fractions, without interest ("Fractional Proceeds"), in an amount equal to (i) the applicable fractional part of a share of Cytogen Common Stock multiplied by (ii) the average of the last reported sales prices of Cytogen Common Stock as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time, in accordance with Section 2.2.5 of the Merger Agreement, and mail a check or checks for the Fractional Proceeds along with any full share certificates representing Cytogen Common Stock as provided in Section 1(c).

     (e) The Exchange Agent will calculate and keep records of any dividends or other distributions on Cytogen Common Stock with a record date after the Effective Time ("Post-Merger Distributions") with respect to full shares of Cytogen Common Stock which remain unissued because the holders thereof have not properly surrendered their Former Shares for exchange. Upon surrender to the Exchange Agent of any Former Shares properly submitted for exchange, the Exchange Agent will pay to the holder of certificates formerly representing Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, and, after the Effective Time, representing whole shares of Cytogen Common Stock (i) concurrently with effecting the exchange, any Post-Merger Distributions with a record date after the Effective Time previously paid with respect to such whole shares of Cytogen Common Stock and
          (ii) at the appropriate payment date, Post-Merger Distributions with respect to such whole shares of Cytogen Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

     (f) Payments of Fractional Proceeds and Post-Merger Distributions shall be made by the Exchange Agent from an account to be maintained at Mellon in the name of

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          Cytogen (the "Exchange Fund").  With respect to Fractional Proceeds, the Exchange Agent shall request from Cytogen in writing, from time to time, an amount of funds necessary for the payment of Fractional Proceeds reasonably expected to become payable in respect of unexchanged Former Shares during the following 60-day period. Cytogen shall then cause funds to be deposited in the Exchange Fund in such amount and as soon as practicable upon receipt of such funds, the Exchange Agent shall distribute such funds in accordance with this paragraph and Section 1(d) hereof. With respect to Post-Merger Distributions, the Exchange Agent will make requisition of Cytogen for the amounts of any Post-Merger Distributions in respect of whole shares of Cytogen Common Stock which have not been exchanged in accordance with the other provisions of this Section 1 in a manner to be mutually agreed upon and shall hold such amounts in trust for the benefit of the holders of unexchanged shares of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be. Any portion of the Exchange Fund which remains undistributed to the Cellcor Stockholders for one year after the Effective Time shall be delivered to Cytogen, upon demand, unless previously delivered pursuant to Section 1(g) hereof.

     (g) Upon termination of this Agreement pursuant to Section 8(b) hereof, all certificates representing Cytogen Common Stock, all amounts representing Post-Merger Distributions in respect of whole shares of Cytogen Common Stock and any Fractional Proceeds, in each case, which are held by the Exchange Agent because former holders of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, have not surrendered their shares for exchange, and which remain undistributed shall be repaid or redelivered by the Exchange Agent to Cytogen within 5 business days of termination.

     (h) The Exchange Agent will report periodically (but no less frequently than weekly) to Cytogen regarding the number of exchanges made, the number of Former Shares surrendered for exchange, the number of shares of Cytogen Common Stock issued, and the amount of any payments of Fractional Proceeds and Post-Merger Distributions.

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     (i)  The Exchange Agent will not be required to and will make no representations as to the validity, value or genuineness of the Merger or the Merger Consideration.

     (j) The Exchange Agent is not authorized, and has no obligation, to pay brokers, dealers or soliciting fees to any person in connection with the Merger.

     (k) The Exchange Agent shall accept and comply with telephone and mail requests for information concerning the proper surrender of certificates in connection with the Merger and the exchange of Former Shares for the Merger Consideration.

     (l) In the event of any inconsistency between this Agreement, on the one hand, and the Merger Agreement (as it may be amended from time to time), on the other hand, with respect to the Merger, such inconsistency shall be resolved in favor of the Merger Agreement, except with respect to the duties, liabilities and rights of Mellon as Exchange Agent in connection with the Merger.

     2.   Lost Certificates; Discrepancies in Ownership.
          ----------------------------------------------

     (a) If any holder of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, is unable to locate his or her certificates, the Exchange Agent is authorized upon receipt of an otherwise proper Letter of Transmittal, an affidavit of loss and a bond of indemnity, satisfactory to the Exchange Agent, Cytogen and the surety company(s) engaged by the Exchange Agent, to exchange such holder's Former Shares pursuant to the Merger and in accordance with the terms of this Agreement.

     (b) The Exchange Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, that any Letter of Transmittal received by the Exchange Agent in connection with the Merger may indicate are owned by a holder of such securities and the number of such securities indicated as owned by such person in the Share Register described in Section 1(c) hereof with respect to such securities. In any instance where the Exchange Agent cannot reconcile such discrepancies by

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          following such procedures, (i) the Exchange Agent may exchange such holder's Former Shares, if a transfer of ownership of those Former Shares had occurred and a certificate representing the proper number of such Former Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, and
          (ii) in all other cases, the Exchange Agent will consult with Cytogen for instructions as to the number of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, the Exchange Agent is authorized to accept for exchange in the Merger. In the absence of such instructions, the Exchange Agent is not authorized to make any such exchange.

     3.   Fees and Expenses of Exchange Agent.  Cytogen shall pay fees for the
          ------------------------------------
services performed hereunder by the Exchange Agent in connection with the Merger in the amounts set forth in Exhibit C hereto.

     4.   Indemnification.  Cytogen shall indemnify and hold Mellon and its
          ----------------
officers, directors, employees, agents, subsidiaries and affiliates harmless against any loss, liability, damage or reasonable costs and expense incurred without negligence, willful misconduct or bad faith on Mellon's part, arising out of or in connection with the administration of Mellon's duties under this Agreement, including the reasonable cost of defending Mellon against any action, proceeding, suit or claim related thereto, but such indemnity shall not extend to any losses of certificates or other documents occurring in the process of delivery of certificates representing Cellcor Common Stock or Cellcor Preferred Stock, as the case may be, to Mellon in connection with the Merger. In no case shall Cytogen be liable under this indemnity with respect to any action, suit, proceeding or claim against Mellon unless Cytogen shall be notified by Mellon, by letter or by telex or facsimile transmission confirmed by letter, of the written assertion of an action, suit, proceeding or claim made or commenced against Mellon, promptly after Mellon shall have been served with the summons or other first legal process or have received the first written assertion giving information as to the nature and basis of the section, proceeding, suit or claim, but failure so to notify Cytogen shall not release Cytogen of any liability which it may have on account of any other provisions of this Agreement. Cytogen shall be entitled to participate at its own expense in the defense of any such action, suit, proceeding or claim and, to

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the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to Mellon, and after notice from Cytogen to Mellon of its election to assume the defense thereof, Cytogen will not be liable to Mellon under this Section for any legal or other expenses subsequently incurred by Mellon in connection with the defense thereof. Cytogen shall not be liable for any settlement of any such action, proceeding, suit or claim effected without its written consent.

     5.   Additional Duties and Obligations of Exchange Agent.
          ----------------------------------------------------

     (a) The Exchange Agent shall have no duties or obligations other than those specifically set forth in this Agreement except for any duties customarily a part of such engagement, including good faith and due care, or as may subsequently be agreed to by the Exchange Agent and Cytogen with respect to the Merger.

     (b) The Exchange Agent shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability (other than de minimis expenses), unless the Exchange Agent shall have been furnished with such indemnity as shall be reasonably satisfactory to it.

     6.   Reliance by Exchange Agent on Instructions, Certificates, Opinions,
          -------------------------------------------------------------------
Etc.
----

     (a) The Exchange Agent may rely on and shall be protected in acting upon written instructions from Thomas J. McKearn, T. Jerome Madison, Charles W. Ogelsby and Catherine Poole, each of whom has been authorized to act on behalf of Cytogen.

     (b) The Exchange Agent may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, or other document delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties.

     (c) The Exchange Agent may consult counsel satisfactory to it (including counsel in its employ), and any action taken, suffered, or omitted by the Exchange Agent hereunder in good faith and in accordance with the opinion of such counsel, which such opinion shall be furnished in writing to Cytogen prior to any such

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          action, shall be full and complete authorization and protection in respect thereto.

     7.   Tax Matters.
          -----------

     (a) The Exchange Agent will arrange to comply with the various information reporting and backup withholding requirements of the Internal Revenue Service (the "IRS") and the Treasury Regulations in connection with the Merger. In this regard, Cytogen understands that the Exchange Agent is required to withhold 31% on payments (i) to U.S. holders of Cellcor Common Stock or Cellcor Preferred Stock, as the case may be,
          (I) that have not theretofore supplied the Exchange Act with their correct Taxpayer Identification Number ("TIN") on an IRS Form W-9 (or a substitute form containing all required information) or (II) for whom the Exchange Agent has been instructed by the IRS to withhold and
          (ii) to foreign stockholders that have not theretofore filed with the Exchange Agent a properly completed IRS Form W-8. If such backup withholding is required, the Exchange Agent will forward the appropriate funds to the IRS.

     (b) The Exchange Agent will pay, on behalf of Cytogen, any New York stock transfer taxes payable by Cytogen in connection with the Merger.

     8.   Miscellaneous.
          --------------

     (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Mellon shall not assign its rights or duties hereunder without the prior written consent of Cytogen.

     (b) This Agreement may be terminated by Cytogen at any time after the Effective Time by giving written notice of its decision so to terminate to Mellon.

     (c) Unless otherwise expressly provided herein, all notices, statements and other communications hereunder shall be in writing, signed by a duly authorized officer of the party sending such notice, and shall be deemed given when delivered by hand or by facsimile, addressed or transmitted as follows:

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          TO MELLON:     By Hand
                         -------

                         Mellon Securities Trust Company
                         120 Broadway
                         33rd Floor
                         New York, New York 10271

                         By Facsimile
                         ------------

                         Mellon Securities Trust Company
                         85 Challenger Road
                         Ridgefield, New Jersey 07660
                         Attention: 2nd Floor
                         Reorganization Department
                         Fax: (201) 296-4062

          TO CYTOGEN:    T. Jerome Madison
                         Vice President-Finance and Chief
                              Financial Officer
                         Cytogen Corporation
                         600 College Road East
                         CN 5308
                         Princeton, New Jersey 08540
                         Fax: (609) 951-9298

     (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

     (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of laws, rules and principles.

     (f) No provision of this Agreement may be amended, modified or waived, except in writing signed by each of the parties hereto.

     (g) This Agreement may be executed in one or more counterparts, which in the aggregate shall constitute one Agreement.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                              CYTOGEN CORPORATION


                                              By: /s/ T. Jerome Madison
                                                 _______________________________
                                                 T. Jerome Madison
                                                 Vice President, Chief Financial
                                                   Officer and Secretary

                                              MELLON SECURITIES TRUST COMPANY


                                              By: /s/ Frederick B. Ollett, III
                                                 _______________________________
                                                 Frederick B. Ollett, III
                                                 Chief Financial Officer

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
          Exhibit 1      Notice of Merger
          Exhibit 2      Letter of Transmittal
          Exhibit 3      Exchange Agent Fees

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